POWER OF ATTORNEY

I, Jerry A. Grundhofer, do hereby nominate, constitute and appoint each of Michael S.
Helfer, Shelley J. Dropkin, Paula F. Jones and Joseph B. Wollard as my true and lawful attorneys-in-fact and agents, to act in my name, place and stead, to perform any and all acts and things and to execute any and all instruments and documents on my behalf in connection with the filings to be made with the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including but not limited to the preparation and filing of Forms 3, 4 and 5 and any amendments thereto, as they relate to my beneficial ownership of Citigroup Inc. securities, and to execute and deliver any other documents or reports as may be necessary in connection therewith.

I hereby give and grant to the above-named attorneys-in-fact full power and authority to undertake any and all actions deemed necessary, proper or convenient in connection with the above-stated reporting requirements as fully as I might or could do if personally present to execute and deliver such documents.

I hereby consent to, ratify and confirm all that the said attorneys-in-fact shall do or cause to be done by virtue of this Power of Attorney.  This Power of Attorney shall remain in full force and effect from this date forward until revoked or modified by me.  This Power of Attorney shall not be affected by the subsequent disability or incompetence of the principal.  I hereby revoke any prior Powers of Attorney relating to the foregoing acts.

IN WITNESS WHEREOF, I have hereunto signed my name this 21st day of April, 2009.

  /s/ Jerry A. Grundhofer

STATE OF NEW YORK
    ss.:
COUNTY OF NEW YORK

On the 21st day of April, 2009 before me personally came Jerry A. Grundhofer, to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.

/s/ Jacqueline Wood
Notary Public